Exhibit 99.1

AudioEye Introduces 2019 Revenue Guidance of $11 Million to $13 Million

Company Expects Cash Contract Bookings for 2019 to Range Between $20 Million and $22 Million

TUCSON, Ariz., Dec. 17, 2018 /PRNewswire/ -- AudioEye, Inc. (NASDAQ: AEYE), the leader in cloud-based software-as-a-service (SaaS) digital accessibility technology providing solutions that reduce access barriers, expand access for individuals with disabilities, and enhances the user experience for a broader audience of website users allowing businesses the opportunity to reach more customers, improve brand image, and build additional brand loyalty while establishing and maintaining sustainable conformance with ADA-related requirements, has reconfirmed its financial guidance for fiscal 2018 and introduced financial guidance for fiscal 2019.

For the fiscal year ending December 31, 2019, AudioEye expects revenue to range between $11.0 million and $13.0 million. Using the mid-point of expectations, this represents an expected increase of more than 100% compared to its expected 2018 revenue of $5.5 million to $5.7 million. Monthly recurring revenue ("MRR") has grown to approximately $600,000 as of November 30, 2018. Cash contract bookings for the fiscal year ending December 31, 2019 are expected to range between $20.0 million and $22.0 million. Using the mid-range of expectations, it represents an expected increase of more than 80% compared to expected 2018 bookings between $11.0 million and $12.0 million for the fiscal year ending December 31, 2018.

"We are excited to see material growth in both our 'Direct' and 'Partner' business channels. With the significant number of additional implementations that each Partner offers, we expect revenues from our Partner channel clients to represent as much as 20% to 30% of MRR by year-end 2019. Since most of these Partners' underlying clients are billed monthly, we believe our bookings, revenue, and cash flow will converge in this segment," said Company Executive Chairman Carr Bettis. "Renewal rates for the Direct channel continue in the range of mid to high 90%'s and renewal contract terms are increasing in length which further illustrates the confidence our customers have in the AudioEye accessibility solution," added Chairman Bettis.

AudioEye Chief Executive Officer Todd Bankofier commented: "Our accelerating topline growth is a testament not only to the ongoing demand for solutions aimed at addressing the broad issues of digital accessibility, but also, more specifically, our internal efforts at continually refining our go-to-market strategy as well as expanding our sales and implementation teams to meet the building demand we are experiencing. The increasing prevalence of legal cases, the growing public awareness of digital accessibility, and business recognition of the potential for ROI, continue to provide favorable macroeconomic tail winds for our business. AudioEye presents the only 'all-in-one solution' created to address the public call for compliance with WCAG 2.0 AA standards."

About AudioEye, Inc.
AudioEye (NASDAQ: AEYE) is a technology company serving businesses committed to providing equal access to their digital content. Through patented technology, subject matter expertise and proprietary processes, AudioEye is transforming how the world experiences digital content.

Leading with technology, AudioEye identifies and resolves issues of accessibility and enhances the user experience, making digital content more accessible and more usable for more people.

AudioEye's common stock trades on the Nasdaq Capital Market under the symbol "AEYE." The company maintains offices in Tucson, Scottsdale, Atlanta and Washington D.C. For more information about AudioEye and its online accessibility solutions, please visit www.audioeye.com.

Forward-Looking Statements
Any statements in this press release about AudioEye's expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are "forward-looking statements" as that term is defined under the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as "believe", "anticipate", "should", "intend", "plan", "will", "expects", "estimates", "projects", "positioned", "strategy", "outlook" and similar words. You should read the statements that contain these types of words carefully. Forward-looking statements contained herein include, but are not limited to, expectations regarding revenue and cash contract bookings, monthly recurring revenue, the progress of the company's business and demand for the company's solutions. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements, including, without limitation, the risk that the company's revenue and bookings will not meet its financial guidance or, for 2019, increase as currently expected or at all. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Other risks are described more fully in AudioEye's filings with the Securities and Exchange Commission (the "SEC"), including its Form 10-K for the fiscal year ended December 31, 2017 and its Registration Statement on Form S-1 filed with the SEC on September 4, 2018. Forward-looking statements reflect management's analysis as of the date of this press release and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or uncertainties after the date hereof or to reflect the occurrence of unanticipated events.

About Key Operating Metrics
To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), we consider certain operating measures that are not prepared in accordance with GAAP, including monthly recurring revenue and cash contract bookings. AudioEye reviews a number of operating metrics such as these to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other similar companies. In this press release, we are affirming our previously announced guidance on cash contract bookings and introducing guidance as to monthly recurring revenue.

AudioEye's Cash Contract Bookings is the contracted amount of money the customer commits to spend with the Company over an agreed to amount of time either 12 months, 24 months, 36 months, 48 months or 64 months.

AudioEye's Monthly Recurring Revenue is the annualized spend of the customer divided by 12.

Partner is a company which provides a web-hosting platform for private and public entities and resells the AudioEye ALLY managed service as a new accessibility service offering to its customers.

Corporate Contact:
AudioEye, Inc.
Todd Bankofier, Chief Executive Officer
tbankofier@audioeye.com
(520) 308-6140

Investor Contact:
Liolios
Matt Glover or Tom Colton
AEYE@liolios.com
(949) 574-3860